Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-180331) and related Prospectus of BGC Partners, Inc. for the registration of $300,000,000 of debt securities and Class A Common Stock that may be issuable upon conversion or exchange of such debt securities and to the incorporation by reference therein of our report dated May 23, 2012, with respect to the consolidated financial statements of Grubb & Ellis Company included in BGC Partners, Inc.’s Current Report on Form 8-K/A, filed on May 24, 2012 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

June 4, 2012